Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

 FRANKLIN COVEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

~ Fourth Quarter Revenue Up 34% to $44.7 Million~
~Fourth Quarter Adjusted EBITDA Improves by $4.1 Million to $6.5 Million~
~Issues Fiscal 2011 Outlook~

Salt Lake City, Utah – November 9, 2010 – Franklin Covey Co. (NYSE: FC), a global provider of training and consulting services, today announced financial results for its fourth quarter and fiscal year ended August 31, 2010.

Net sales for the fourth quarter totaled $44.7 million, an increase of 34% from $33.4 million reported in the fourth quarter of fiscal 2009.  Adjusted EBITDA for the quarter was $6.5 million, more than 2.5 times the $2.4 million level of a year earlier, even after paying $1.7 million in special bonus commissions for sales substantially in excess of annual quotas.  Pre-tax income improved $9.6 million to $3.2 million in the fourth quarter of fiscal 2010 compared to a loss of $6.4 million in the fourth quarter of fiscal 2009.  After the provision for income taxes, which included an effective tax rate substantially higher than statutory rates primarily due to repatriated earnings from foreign income that are taxed in both foreign and domestic jurisdictions, the Company reported a net loss from continuing operations of $1.3 million, or ($0.09) per share for the fourth quarter of fiscal 2010 compared to a net loss from continuing operations of $4.3 million, or ($0.32) per share, in the fourth quarter of fiscal 2009.

Commentary
Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey commented, “Our strong bookings during the third quarter translated into significant revenue growth during the fourth quarter, with our performance accelerating and our revenues exceeding both the prior year and our expectations.  We achieved growth in all of our major channels, led by a robust 59% increase in our direct geographic offices.  This improvement was reflective of several contracts that were awarded to our government services group and Execution Practice, as well as to overall strength in our core training service business in our geographic direct offices.  We also experienced 19% sales growth in our national account practices, 12% sales growth in our international licensees, and 6% sales growth in our international direct offices.  We were especially pleased to report revenue growth in our international direct offices, including in Japan, where we had experienced decreases during the first three quarters of the fiscal year.”

Mr. Whitman continued, “In fiscal 2010, we achieved a substantial increase in our profitability, with Adjusted EBITDA increasing to $13.3 million from $2.6 million in fiscal 2009.  We see further opportunities to drive our top and bottom line results as we move into fiscal 2011, and believe that through continued growth in our direct offices, licensees, and practices, we can achieve another year of significant growth in both revenue and Adjusted EBITDA in fiscal 2011.  Our continued bookings momentum gives us confidence in our outlook, as we started fiscal 2011 with approximately $11.5 million more in our pipeline of booked days and awarded revenue at August 31, 2010 to be delivered in future periods compared to the same time last year.  Bookings have continued to be very strong during September and October, and we look forward to reporting on our continued progress as we move through fiscal 2011.”

Fiscal Fourth Quarter 2010 Results
Sales from the Company’s direct geographic offices that serve clients in the U.S. and Canada, which include the government services group, were $24.9 million for the quarter, a 59% increase over the $15.7 million reported in the fourth quarter of fiscal 2009.  The growth in the Company’s direct geographic offices during the fourth quarter was broad based across nearly all of the Company’s field practices and content categories.  Sales through the government services group increased $6.7 million primarily due to a governmental services contract obtained during the fourth quarter of fiscal 2010.  Sales through the Company’s direct geographic offices in the U.S. and Canada increased $2.2 million, or 17%, compared to fiscal 2009.

Sales from the Company’s international direct offices were $7.7 million, an increase of 6% compared to $7.2 million in the fourth quarter of fiscal 2009.  All of the Company’s direct international offices grew compared to the prior year, including the Japan office, which experienced decreased sales compared to the prior year during the first three quarters of fiscal 2010.

Licensee royalty revenues were $2.2 million, an increase of 12% compared to $1.9 million in the fourth quarter of fiscal 2009.  Sales improved for nearly all of the Company’s international licensee partners compared to the prior year.

The Company’s sales from its national account practices totaled $6.6 million, which represents a 19% increase over the $5.5 million reported in the fourth quarter of 2009.   This improvement was driven by increases in all of the Company’s national account practices, including our sales performance practice, our education practice, and our customer loyalty practice.

Self-funded marketing programs, which include our public programs, book and audio sales, and speeches increased 12% to $2.2 million compared to $2.0 million in the fourth quarter of fiscal 2009.

Gross margin from continuing operations for the quarter increased to 67.0% compared to 63.2% in the fourth quarter of fiscal 2009.  This improvement was driven by sales from a government services contract that included the licensing of intellectual property, since such licenses have higher margins than other types of training and consulting sales; increased international licensee royalty revenues, which have high incremental margins; and from an increase in training and consulting sales, which generally have higher gross margins than product or leasing sales.

Selling, general, and administrative (SG&A) expenses increased $5.1 million to $24.3 million for the fourth quarter of 2010.  The increase in SG&A expenses was primarily the result of increased commissions and severance costs.  Due to the significant increase in sales during the fourth quarter, commission expense increased as many sales personnel substantially exceeded their sales goals, which provides for increased commission compensation levels.  Of the $4.3 million increase in associate costs during the quarter, $1.7 million was attributable to special bonus commission compensation.  Selling, general, and administrative expenses in the fourth quarter of 2010 were also impacted by $0.9 million of previously announced severance costs.  Despite these factors, as a percentage of sales, SG&A expenses declined to 54.4% of sales compared to 57.7% of sales in the fourth quarter of 2009.

On June 1, 2010, the Company completed the sale of the products sales division of its wholly owned subsidiary in Japan.  The operating results of the Japan products sales division were reclassified and reported as discontinued operations for the quarter ended August 31, 2010 and for other periods reported.  During fiscal 2010, the Japan products division recognized $1.0 million of EBITDA that was reclassified as income from discontinued operations.  The Company recognized a pre-tax gain on the sale of $1.1 million during the fourth quarter of fiscal 2010, which was also excluded from Adjusted EBITDA.

As of August 31, 2010, the Company had $3.5 million in cash and cash equivalents compared to $2.2 million at May 29, 2010.  The Company had $9.5 million outstanding on its line of credit at August 31, 2010, compared to $9.3 million as of May 29, 2010, as working capital needs increased to fund additional receivables from increased sales during the fourth quarter.

Fiscal Year 2010 Results
Reported net sales for the fiscal year ended August 31, 2010 were $136.9 million, an 11% increase compared to $123.1 million for the fiscal year ended August 31, 2009.  Adjusted EBITDA totaled $13.3 million (excluding $1.0 million of EBITDA from the Japan product sales division and the $1.1 million gain resulting from its sale, and after $1.7 million of special bonus commissions expensed in the fourth quarter), a $10.7 million improvement compared to Adjusted EBITDA of $2.6 million in fiscal 2009.  Income from continuing operations before income taxes was $1.2 million, a $16.0 million improvement compared to the $14.9 million loss for fiscal year 2009.  The Company’s net loss for the fiscal year ended August 31, 2010 was $0.5 million, or ($0.04) per share, compared to a loss of $10.8 million, or $(0.81) per share in fiscal 2009.  Operating results for the fiscal year ended August 31, 2010 were primarily driven by improved sales in the Company’s domestic direct offices, international licensees, and national account practices.  The Company’s net loss was also reflective of an income tax provision that was primarily impacted by repatriated earnings from foreign income that are taxed in both foreign and domestic jurisdictions, which increased the Company’s effective tax rate.  However, due to net operating loss carryforwards, the income tax expense for the year is not indicative of the actual cash to be paid for income taxes.

Fiscal Year 2011 Outlook
Looking forward, the Company’s booking pace continues to improve over the prior year, and in fiscal 2010 the Company was awarded several training contracts that the Company believes will strengthen sales during fiscal 2011.

Based on management’s operating assumptions subsequent to the sale of the Japan products sales division, the Company expects fiscal 2011 Adjusted EBITDA to be in the range of $18 million to $21 million, representing growth of approximately 35% to 57% compared to fiscal 2010 Adjusted EBITDA.

The combination of the expected operating results in early fiscal 2011 along with the collection of fiscal fourth quarter 2010 receivables is anticipated to allow the Company to pay down its line of credit to essentially zero by December 31, 2010.

Earnings Conference Call
On Tuesday, November 9, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fourth quarter and fiscal year ended August 31, 2010.  Interested persons may participate by dialing 1-800-261-3417 (International participants may dial 1-617-614-3673), access code: 80097856.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=3449050.  Due to the length of this address this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.  A replay will be available through 11:59 p.m. Eastern time on November 16, 2010 by dialing 1-888-286-8010 (International participants may dial 1-617-801-6888), access code: 92183293.  The webcast will remain accessible through November 16, 2010 on the Investor Relations area of the Company’s web site at: http://phx.corporate-ir.net/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2011; reductions in capital requirements and cost structure; expected levels of profitability; and the ability to repay the outstanding line of credit by December 31, 2010.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring activities; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information
Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net loss, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net loss from operations excluding the impact of interest expense, income tax benefit, equity from the earnings of an equity method investee, amortization, depreciation, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.
Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, FranklinCovey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey Co. has 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact:			Media Contact:
FranklinCovey Steve Young 801-817-1776 investor.relations@franklincovey.com	or	ICR, Inc. Kate Messmer Wendt 203-682-8338 kate.messmer@icrinc.com	FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$44,701	$33,414	$136,874	$123,134

Cost of sales	14,753	12,295	47,803	45,252
Gross profit	29,948	21,119	89,071	77,882

Selling, general, and administrative	24,335	19,267	77,604	75,813
Restructuring costs	-	1,204	-	2,047
Impairment of assets	-	3,569	-	3,569
Depreciation	768	1,729	3,669	4,532
Amortization	929	961	3,760	3,761
Income (loss) from operations	3,916	(5,611)	4,038	(11,840)

Interest expense, net	(678)	(782)	(2,858)	(3,022)
Income (loss) before income taxes	3,238	(6,393)	1,180	(14,862)

Income tax benefit (provision)	(4,504)	2,109	(2,484)	3,814
Loss from continuing operations	(1,266)	(4,284)	(1,304)	(11,048)

Income (loss) from discontinued operations, net of tax	508	(293)	548	216
Gain on sale of discontinued operations, net of tax	238	-	238	-
Net loss	$(520)	$(4,577)	$(518)	$(10,832)

Net loss from continuing operations per share:
Basic and diluted	$(0.09)	$(0.32)	$(0.10)	$(0.82)

Net loss per share:
Basic and diluted	$(0.04)	$(0.34)	$(0.04)	$(0.81)

Weighted average common shares
Basic and diluted	13,588	13,442	13,525	13,406

Sales Detail by Category:
Training and consulting services	$42,457	$31,096	$129,462	$114,910
Products	1,484	1,507	4,226	4,668
Leasing	760	811	3,186	3,556
Total	$44,701	$33,414	$136,874	$123,134

Sales Detail by Region/Type:
U.S./Canada direct	$24,916	$15,657	$68,707	$56,898
International direct	7,673	7,220	26,110	27,747
Licensees	2,189	1,947	9,198	8,732
National account practices	6,565	5,530	19,447	14,711
Self-funded marketing	2,201	1,971	8,075	9,954
Other	1,157	1,089	5,337	5,092
Total	$44,701	$33,414	$136,874	$123,134

FRANKLIN COVEY CO.

Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)

			Fiscal Year	Fiscal Year
	Quarter Ended	Quarter Ended	Ended	Ended
	August 31,	August 31,	August 31,	August 31,
	2010	2009	2010	2009
Reconciliation of net loss to Adjusted EBITDA:	(unaudited)		(unaudited)
Net loss	$(520)	$(4,577)	$(518)	$(10,832)
Adjustments:
Loss (income) from discontinued operations, net of tax	(508)	293	(548)	(216)
Gain from sale of discontinued operations, net of tax	(238)	-	(238)	-
Interest expense, net	678	782	2,858	3,022
Income tax provision (benefit)	4,504	(2,109)	2,484	(3,814)
Amortization	929	961	3,760	3,761
Depreciation	768	1,729	3,669	4,532
Officer severance costs	920	-	920	-
Impairment of assets	-	3,569	-	3,569
Restructuring costs	-	1,204	-	2,047
International closure costs and adjustments	-	580	-	580
Reimbursed travel expenses	-	-	686	-
Management stock loan costs	-	-	268	-

Adjusted EBITDA	$6,533	$2,432	$13,341	$2,649